Exhibit 16.1

April 23, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Huize Holding Limited (copy attached) pursuant to Item 16F of Form 20-F, which we understand will be filed with the Securities and Exchange Commission as part of the Annual Report on Form 20-F of Huize Holding Limited dated April 23, 2025. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/PricewaterhouseCoopers Zhong Tian LLP

Attachment

ITEM 16F. CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

We dismissed PricewaterhouseCoopers Zhong Tian LLP, or PwC, as our independent registered public accounting firm on June 30, 2024 and appointed Deloitte Touche Tohmatsu Certified Public Accountants LLP, or Deloitte, as our independent registered public accounting firm, effective on July 17, 2024. The appointment of Deloitte was approved by our board of directors and the audit committee of the board of directors. Deloitte was engaged to audit and report on our consolidated financial statements for the fiscal year ending December 31, 2024.

The reports of PwC on our consolidated financial statements for the fiscal years ended December 31, 2022 and 2023 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2022 and 2023, and the subsequent interim period through June 30, 2024, there have been no “disagreements” (as that term is defined in 16F(a)(1)(iv) of Form 20-F and the related instructions) between us and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in its reports on the our consolidated financial statements for such years.

During the fiscal years ended December 31, 2023 and 2022 and the subsequent interim period through June 30, 2024, there have been no reportable events (as defined in Item 16F(a)(1)(v) of Form 20-F), except for the material weaknesses identified related to the lack of sufficient and competent financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to formalize key controls over financial reporting and to prepare consolidated financial statements and related disclosures in accordance with U.S. GAAP and SEC financial reporting requirements as disclosed under Item 15 of the Company’s annual report on Form 20-F for the fiscal years ended December 31, 2023 and 2022.

The audit committee discussed the material weakness with PwC and the Company has authorized PwC to respond fully to inquiries of the successor auditor regarding the material weakness.

We have requested that PwC furnish the company with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of PwC’s letter dated April 23, 2025 is filed as Exhibit 16.1 to this Form 20-F.

During the fiscal years ended December 31, 2022 and 2023, and the subsequent interim period through July 17, 2024, neither we nor anyone on behalf of us has consulted with Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that Deloitte concluded was an important factor considered by us in reaching a decision as to any accounting, audit, or financial reporting issue, (ii) any matter that was the subject of a disagreement pursuant to Item 16F(a)(1)(iv) of the instructions to Form 20-F, or (iii) any reportable event pursuant to Item 16F(a)(1)(v) of the instructions to Form 20-F.